As filed with the Securities and Exchange Commission on June 12, 2025
Registration No. 333 _______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0201147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2590 Orchard Parkway San Jose, California 95131
(Address, including zip code, of principal executive offices)

Harmonic Inc. 2002 Employee Stock Purchase Plan
Harmonic Inc. 2025 Equity Incentive Plan
(Full titles of the plans)

Timothy C. Chu
General Counsel, SVP HR and Corporate Secretary
Harmonic Inc.
2590 Orchard Parkway
San Jose, California 95131
(Name and address of agent for service)
(408) 542-2500
(Telephone number, including area code, of agent for service)

Copy to:
Robert G. Day Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
The shares of Common Stock being registered pursuant to this registration statement on Form S-8 (the “Registration Statement”) under the Harmonic Inc. 2002 Employee Stock Purchase Plan are additional securities of the same class as other securities for which registration statements (Nos. 333-38025, 333-65051, 333-86649, 333-84720, 333-91464, 333-116467, 333-136425, 333-154715, 333-159877, 333-167197, 333-176211, 333-182931, 333-192089, 333-200032, 333-207866, 333-212242, 333-218902, 333-225874, 333-232431, 333-244390, 333-258980, 333-267002, 333-275317, and 333-282948) on Forms S-8 were filed with the Securities and Exchange Commission (the “Commission”) on October 16, 1997, September 30, 1998, September 7, 1999, March 21, 2002, June 28, 2002, June 14, 2004, August 9, 2006, October 23, 2008, June 10, 2009, May 28, 2010, August 10, 2011, July 30, 2012, November 5, 2013, November 10, 2014, November 6, 2015, June 24, 2016, June 22, 2017, June 25, 2018, June 28, 2019, August 11, 2020, August 20, 2021, August 22, 2022, November 3, 2023 and November 1, 2024, respectively. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Parts I and II of such earlier registration statements are modified as set forth in this Registration Statement.

This Registration Statement registers an aggregate of 6,799,081 shares of the Registrant’s Common Stock for grant and issuance under the Harmonic Inc. 2025 Equity Incentive Plan (the “2025 Plan”), all of which became available for grant and issuance under the 2025 Plan on June 12, 2025. The shares being registered pursuant to the 2025 Plan includes (i) 261,340 shares, which reflects any shares, that as of the termination of the 2002 Director Plan (the “Director Plan”), had been reserved, unissued common stock and not subject to any awards granted under the Director Plan, plus, (ii) 6,537,741 shares, which reflects any shares, that as of immediately prior to the effectiveness of the 2025 Plan, had been reserved, unissued common stock, and not subject to any awards granted under the 1995 Stock Plan.

PART I
Information Required in the Registration Statement
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
Harmonic Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K (File No. 000-25826) for its fiscal year ended December 31, 2024, filed with the Commission on February 14, 2025 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (except to the extent that information therein is furnished to and not filed with the Commission); and

(3)	The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated April 6, 1995, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that limit the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, excluding liability for any breach of the duty of loyalty.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:
•    The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
•    The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•    The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
•    The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.
•    The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.
•    The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
The Registrant has entered into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
See also the undertakings set out in response to Item 9 herein.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Harmonic Inc. 2025 Equity Incentive Plan
4.2	Harmonic Inc. Restricted Stock Unit Award Agreement
4.3	Harmonic Inc. Stock Option Award Agreement
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1	Harmonic Inc. 2002 Employee Stock Purchase Plan, as amended and restated effective as of June 12, 2025.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on signature page hereto).
107.1	Filing Fee Table.
Item 9. Undertakings.
(A)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 12, 2025.

HARMONIC INC.

By:	/s/ Nimrod Ben-Natan
Nimrod Ben-Natan
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nimrod Ben-Natan and Walter Jankovic, jointly and severally, as his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nimrod Ben-Natan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2025
(Nimrod Ben-Natan)

/s/ Walter Jankovic	Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2025
(Walter Jankovic)

/s/ Patrick Gallagher	Chairperson of the Board	June 12, 2025
(Patrick Gallagher)

/s/ Deborah L. Clifford	Director	June 12, 2025
(Deborah L. Clifford)

/s/ Dana Crandall	Director	June 12, 2025
(Dana Crandall)

/s/ Neel Dev	Director	June 12, 2025
(Neel Dev)

/s/ David Krall	Director	June 12, 2025
(David Krall)

/s/ Stephanie Copeland	Director	June 12, 2025
(Stephanie Copeland)

/s/ Dan Whalen	Director	June 12, 2025
(Dan Whalen)